Exhibit 4.1

AMENDMENT NO. 3 TO COLLATERAL SECURITY AGREEMENT

This Amendment No. 3 to Collateral Security Agreement, dated as of June 17, 2005 (this “Amendment”), between Ampex Corporation, a Delaware corporation with a chief executive office at 1228 Douglas Avenue, Redwood City, California 94063 (“Debtor”) and US Bank, National Association (as successor trustee to State Street Bank and Trust Company), as trustee under the indenture, dated as of February 28, 2002, as amended (the “Indenture”), between the Debtor and the Trustee.

WHEREAS, Debtor and the Trustee entered into a Collateral Security Agreement, dated as of February 28, 2002 (as amended by Amendments No. 1 and No. 2 thereto, the “Security Agreement”) as security for the payment of certain Senior Secured Notes due 2008 (the “Notes”) issued pursuant to the Indenture; and

WHEREAS, the Security Agreement provides that, if the Debtor shall enter into any additional license agreement providing for payment to Debtor of any royalty income for the licensing by Debtor of any patents now or hereafter owned by Debtor, then Debtor shall, among other things, amend the list of patent licenses set forth in Schedule 2 to the Security Agreement to include such additional license agreements as “License Agreements” under the Security Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed in the Security Agreement, unless the context otherwise requires.

2.	Amendment and Restatement of Schedule 2. Schedule 2 to the Security Agreement is hereby amended and restated to read as set forth in the Addendum to Schedule 2 annexed to and hereby made a part hereof. Schedule 2 as so amended and restated is a complete list of all patent license agreements granted by Debtor and currently in effect. The security interest granted to the Secured Party shall include and extend to all such license agreements as if originally described in the Security Agreement, and such agreements shall constitute “Collateral” for all purposes of the Security Agreement.

3.	Miscellaneous. As amended by this Amendment, the Security Agreement shall be and is in all respects ratified and confirmed. This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and wholly performed in the State of California. The parties hereto may execute this Amendment in counterparts each of which shall be an original, and all of which, when taken together, shall represent the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Amendment and as of the date first set forth above.

AMPEX CORPORATION

By:	/s/ Craig L. McKibben
Name: Craig L. McKibben
Title: Vice President

US BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Marie A. Hattinger
Name: Marie A. Hattinger
Title: Vice President

Addendum to Schedule 2 to Security Agreement, dated as of February 28, 2002

SCHEDULE 2

Patent License Agreements

The list of Patent Licenses contained in Schedule 2 to the above-mentioned Security Agreement is hereby amended and restated to read as follows:

Consumer and Professional Video Tape Recorder (“VTR”) License Agreement dated as of April 1, 1986 between Debtor and AISA, as Licensors, and Sony Corporation (“Sony”), as Licensee (the “1986 License Agreement”).

Consumer VTR License Agreement dated as of January 1, 1995, between Debtor as Licensor, and Sharp Corporation (“Sharp”), as Licensee.

Consumer VTR License Agreement dated as of February 21, 1995, between Debtor, as Licensor, and Sanyo Electric Company, Ltd. (“Sanyo”), as Licensee.

Consumer VTR License Agreement dated as of September 16, 1995, between Debtor, as Licensor, and Funai Electric Company Limited (“Funai”), as Licensee (the “1995 License Agreement”).

Consumer VTR License Agreement dated as of April 1, 1996, between Debtor, as Licensor, and Hitachi, Ltd., as Licensee.

Computer Data Recorder License Agreement dated as of April 1, 1996 between Debtor, as Licensor, and Hitachi, Ltd., as Licensee.

Consumer VTR License Agreement dated as of December 29, 1996 between Debtor, as Licensor, and Canon Inc. (“Canon”), a Licensee.

Consumer VTR License Agreement dated as of July 1, 1997, between Debtor, on the one hand, as Licensor, and Toshiba Corporation, Toshiba Video Products Ptc., Ltd., and Toshiba Consumer Products (UK) Ltd., on the other hand (collectively, “Toshiba”), as Licensee.

Consumer VTR License Agreement dated as of April 1, 1998, between Debtor, as Licensor, and Orion Electric Co., Ltd., as Licensee.

Consumer VTR License Agreement dated as of July 1, 1998, between Debtor, as Licensor, and Shintom Company Ltd., as Licensee.

First Amendment dated as of June 16, 2000, to the 1995 License Agreement, between Debtor, as Licensor, and Funai, as Licensee.

Second Amendment dated as of January 1, 2001, to the 1995 License Agreement between Debtor, as Licensor, and Funai, as Licensee.

Amendment dated as of October 1, 2001, to 1995 License Agreement between Debtor, as Licensor, and Sharp, as Licensee.

Consumer and Professional VTR and Digital Still Camera (“DSC”) License Agreement dated as of April 1, 2003, between Debtor, as Licensor, and Matsushita Electrical Industrial Co., Ltd. and Victor Company of Japan, Ltd., as Licensees.

DVD License Agreement dated as of January 1, 2004, between Debtor, as Licensor, and Funai, as Licensee.

DSC License Agreement dated April 1, 2004, between Debtor, as Licensor, and Sanyo, as Licensee.

DSC License Agreement dated as of July 1, 2004, between Debtor, as Licensor, and Canon, as Licensee.

DSC License Agreement dated as of September 1, 2004, between Debtor, as Licensor, and Pentax Corporation, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Casio Computer Co., Ltd., as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Fuji Photo Film Co., Ltd., as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Funai, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Konica Minolta Holdings, Inc., as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Nikon Corporation, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Olympus Corporation, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Samsung Tochwin Co. Ltd., as Licensee.

Amendment dated as of October 1, 2004, to the 1986 License Agreement, between Debtor, as Licensor, and Sony, as Licensee.

Consumer VTR License Agreement dated as of October 1, 2004, between Debtor, as Licensor, and Sony, as Licensee.

DSC License Agreement dated as of October 1, 2004 between Debtor, as Licensor, and Sony, as Licensee.